Exhibit 10.12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Jim Warner (“Employee”) and HSN, INC, a Delaware corporation (the “Company”), and is effective October 27, 2008 (the “Effective Date”).

WHEREAS, the Company desires to establish its right to the services of Employee, in the capacity described below, on the terms and conditions hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

1A. EMPLOYMENT. The Company agrees to employ Employee as EVP and General Counsel, and Employee accepts and agrees to such employment. During Employee’s employment with the Company, Employee shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee’s position and shall render such services on the terms set forth herein. During Employee’s employment with the Company, Employee shall report directly such person(s) as from time to time may be designated by the Company (hereinafter referred to as the “Reporting Officer”). Employee shall have such powers and duties with respect to the Company as may reasonably be assigned to Employee by the Reporting Officer, to the extent consistent with Employee’s position and status. Employee agrees to devote all of Employee’s working time, attention and efforts to the Company and to perform the duties of Employee’s position in accordance with the Company’s policies as in effect from time to time. Employee’s principal place of employment shall be the Company’s offices located in St. Petersburg, Florida.

2A. TERM OF AGREEMENT. The term (“Term”) of this Agreement shall commence on the Effective Date and shall continue for two (2) years from the Effective Date, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto. During the period that is 90-120 days prior to the expiration of the Term, Employee shall have the right to request, by written notice to the Reporting Officer, an extension of the Term. The Company shall have until the 60th day prior to the expiration of the Term to accept such request, and upon acceptance, the Agreement shall renew for one additional year, which additional year shall be added to and deemed part of the Term as defined in the first sentence of this Section 2A. Notwithstanding anything in this Section 2A to the contrary, nothing herein shall obligate either party to request an extension to the Term or agree to such an extension.

3A.	COMPENSATION.

(a) BASE SALARY. During the Term of this Agreement, the Company shall pay Employee an annual base salary of $350,000 (the “Base Salary”), payable in equal biweekly installments or in accordance with the Company’s payroll practice as in effect from time to time. For all purposes under this Agreement, the term “Base Salary” shall refer to Base Salary as in effect from time to time.

(b) DISCRETIONARY BONUS. During the Term, Employee shall be eligible to receive discretionary annual bonuses.

(c) BENEFITS. From the Effective Date through the date of termination of Employee’s employment with the Company for any reason, Employee shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company. Without limiting the generality of the foregoing, Employee shall be entitled to the following benefits:

(i) Reimbursement for Business Expenses. During the Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing Employee’s duties for the Company, on the same basis as similarly situated employees and in accordance with the Company’s policies as in effect from time to time.

(ii) Paid Time Off (“PTO”). During the Term, Employee shall be entitled to paid time off per year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

4A. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

If to the Company:	HSN General Partner LLC
1 HSN Drive
St. Petersburg, FL 33729
Attention: General Counsel

If to Employee:	Jim Warner
834 S. Dakota
Tampa, Florida 33606

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A. GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Florida without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in Pinellas or Hillsborough Counties or, if not maintainable therein, then in an appropriate

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Florida state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

6A. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Employee expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

7A. SECTION 409A OF THE INTERNAL REVENUE CODE. This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”). Notwithstanding the foregoing, if this Agreement or any benefit paid to Employee hereunder is subject to Section 409A and if Employee is a “Specified Employee” (as defined under Section 409A) as of the date of Employee’s termination of employment hereunder, then the payment of benefits, if any, scheduled to be paid by the Company to Employee hereunder during the first six (6) month period beginning the date of a termination of employment hereunder shall be delayed during such six (6) month period and shall commence immediately following the end of such six (6) moth period (and the period in which such payments were scheduled to be made if not for such delay shall continued as scheduled). In no event shall the Company be required to pay Employee any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Employee hereunder.

[The Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer, and Employee has executed and delivered this Agreement on October     , 2008.

HSN, INC

/s/ Lisa Letizio
By:	Lisa Letizio
Title:	EVP Human Resources

/s/ Jim Warner
Jim Warner

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STANDARD TERMS AND CONDITIONS

1.	TERMINATION OF EMPLOYEE’S EMPLOYMENT.

(a) DEATH. In the event Employee’s employment hereunder is terminated by reason of Employee’s death, the Company shall pay Employee’s designated beneficiary or beneficiaries, within 30 days of Employee’s death in a lump sum in cash, Employee’s Base Salary through the end of the month in which death occurs and any Accrued Obligations (as defined in paragraph 1(f) below).

(b) DISABILITY. If, as a result of Employee’s incapacity due to physical or mental illness (“Disability”), Employee shall have been absent from the full-time performance of Employee’s duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to Employee by the Company (in accordance with Section 6 hereof), Employee shall not have returned to the full-time performance of Employee’s duties, Employee’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Employee is absent from the full-time performance of Employee’s duties with the Company due to Disability, the Company shall continue to pay Employee’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company. Upon termination of Employee’s employment due to Disability, the Company shall pay Employee within 30 days of such termination (i) Employee’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations (as defined in paragraph 1(f) below).

(c) TERMINATION FOR CAUSE. The Company may terminate Employee’s employment under this Agreement for Cause at any time prior to the expiration of the Term. As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Employee; provided, however, that after indictment, the Company may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a material breach by Employee of any of the covenants made by Employee in Section 2 hereof; (iv) the willful or gross neglect by Employee of the material duties required by this Agreement; or (v) a material violation of any Company policy pertaining to ethics, wrongdoing or conflicts of interest that, in the case of the conduct described in clause (iii) or (iv) above, if curable, is not cured by Employee within ten (10) days after Employee is provided with written notice thereof. In the event of Employee’s termination for Cause, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below).

(d) TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE. If Employee’s employment is terminated by the Company for any reason other than Employee’s death or Disability or for Cause, then (i) the

Company shall pay Employee the Base Salary through the end of the Term over the course of the then remaining Term; and (ii) the Company shall pay Employee any Accrued Obligations (as defined in paragraph 1(f) below) in accordance with the terms of the plans, programs or arrangements under which such obligations arose. The payment to Employee of the severance benefits described in this Section 1(d) shall be subject to Employee’s execution and non-revocation of a general release of the Company and its affiliates in a form substantially similar to that used for similarly situated executives of the Company and its affiliates.

(e) MITIGATION; OFFSET. In the event of termination of Employee’s employment prior to the end of the Term, Employee shall use reasonable best efforts to seek other employment and to take other reasonable actions to mitigate the amounts payable under Section 1 hereof. If Employee obtains other employment during the Term, all future amounts payable by the Company to Employee during the remainder of the Term shall be offset by the amount earned by Employee from another employer. For purposes of this Section 1(e), Employee shall have an obligation to inform the Company regarding Employee’s employment status following termination and during the period encompassing the Term.

(f) ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid under any plan, program or arrangements of the Company.

2.	CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a) CONFIDENTIALITY. Employee acknowledges that while employed by the Company Employee will occupy a position of trust and confidence. Employee shall not, except as may be required to perform Employee’s duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates. “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Employee in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Employee agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Employee’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Employee in the course of Employee’s employment by the Company and its subsidiaries or affiliates. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

(b) NON-COMPETITION. During Employee’s employment with the Company and for twelve (12) months thereafter, Employee shall not, directly or indirectly, on behalf of Employee or on behalf of or with any other person, enterprise or entity, in any individual or representative capacity, engage or participate in any business, including its affiliated Internet entities, that is in competition with the Company or any subsidiary or affiliate of the Company in the United States of America in the field of television retailing, including, without limitation, QVC, Shop NBC (formerly called ValueVision) or World Shopping Source (aka WSS), or Jewelry Television, aka America’s Collectibles Network, Inc., or ACNTV, as well as any company which subsequently enters the field of television retailing as its primary business (collectively, the “Competing Companies”). Employee’s obligations under this Section shall continue during the Term and for the period after the Term set forth above and shall not, for any reason, cease upon termination of Employee’s employment with the Company. Notwithstanding anything else contained in this Section, Employee may own, for investment purposes only, up to five percent (5%) of the stock of any Competing Company if it is a publicly-held corporation whose stock is either listed on a national stock exchange or on the NASDAQ National Market System and if Employee is not otherwise affiliated with or participating in such corporation. As used herein, “participate” means lending one’s name to, acting as consultant or advisor to, being employed by or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee, consultant or otherwise. In the event that (1) the Company or any of its subsidiaries or affiliates places, or has placed for it, all or substantially all of its assets up for sale within one (1) year after termination of Employee’s employment hereunder or (2) Employee’s employment is terminated in connection with the disposition of all or substantially all of such assets (whether by sale of assets, equity or otherwise), Employee agrees to be bound by, and to execute such additional instruments as may be necessary or desirable to evidence Employee’s agreement to be bound by, the terms and conditions of any non-competition provisions relating to the purchase and sale agreement for such assets, without any consideration beyond that expressed in this Agreement, provided that the purchase and sale agreement is negotiated in good faith with customary terms and provisions and the transaction contemplated thereby is consummated. Notwithstanding the foregoing, in no event shall Employee be bound by, or obligated to enter into, any non-competition provisions referred to in this Section 2(b) which extend beyond twelve (12) months, in each case from the date of termination of Employee’s employment hereunder or whose scope extends the scope of the non-competition provisions set forth in this Section 2(b). The twelve (12) month time period referred to above shall be tolled on a day-for-day basis for each day during which Employee participates in any activity in violation of this Section 2(b) so that Employee is restricted from engaging in the conduct referred to in this Section 2(b) for a full twelve (12) months.

(c) NON-SOLICITATION OF EMPLOYEES. Employee recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Employee because of Employee’s business position with the Company. Employee agrees that, during the Term (and for a period of 12 months beyond the expiration of the Term), Employee will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or affiliates for the purpose of being employed by Employee or by any business, individual, partnership, firm, corporation or other entity on whose behalf Employee is acting as an agent, representative or employee and that Employee will not convey any such confidential information or trade secrets about other employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Employee’s duties hereunder. Notwithstanding the foregoing, Employee is not precluded from soliciting any individual who (i) responds to any public advertisement or general solicitation or (ii) has been terminated by the Company or any of its subsidiaries or affiliates prior to the solicitation.

(d) PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments shall be made for hire by the Employee for the Company or any of its subsidiaries or affiliates. “Employee Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns to the Company all such proprietary rights. The Employee shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(e) COMPLIANCE WITH POLICIES AND PROCEDURES. During the Term, Employee shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist from time to time.

(f) REMEDIES FOR BREACH. Employee expressly agrees and understands that Employee will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have 30 days from receipt of Employee’s notice to cure any such breach.

Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section 2 may be inadequate and that damages flowing from such breach may not be susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee’s violation of any provision of this Section 2 the Company may be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Employee of any of the provisions of this Section 2, which may be pursued by or available to the Company.

(g) SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Employee’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3. TERMINATION OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, including but not limited to, the Employment Agreement between Employee and HSN General Partner LLC with an effective date of March 13, 2007. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. Employee hereby represents and warrants that by entering into this Agreement, Employee will not rescind or otherwise breach an employment agreement with Employee’s current employer prior to the natural expiration date of such agreement

4. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the “Company” shall refer to such successor.

5. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6. HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto. Notwithstanding anything to the contrary herein, neither the assignment of Employee to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or its affiliated companies nor a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

8. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

9. INDEMNIFICATION. The Company shall indemnify and hold Employee harmless for acts and omissions in Employee’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts described in Section 1(c) of this Agreement.

ACKNOWLEDGED AND AGREED:

Date: October 27, 2008

HSN, INC

/s/ Lisa Letizio
	By:	Lisa Letizio
	Title:	EVP Human Resources

/s/ Jim Warner
JIM WARNER

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into by and between Jim Warner (“Employee”) and HSN, Inc., a Delaware corporation (the “Company”), and is effective as of December 31, 2008 (the “Effective Date”).

WHEREAS, Employee and the Company previously entered into an Employment Agreement dated as of October 27, 2008 (the “Employment Agreement”); and

WHEREAS, Employee and the Company now wish to amend that Employment Agreement with this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

1. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Employment Agreement.

2. Section 7A of the Employment Agreement shall be amended and restated to read as follows:

7A. SECTION 409A OF THE INTERNAL REVENUE CODE. This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations issued thereunder (“Section 409A”), except as provided in Section 1(g) of the Standard Terms and Conditions. It is intended that the amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. In no event shall the Company be required to pay Employee any “gross up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Employee hereunder.

3. Section 1(d) of the Standard Terms and Conditions attached to the Employment Agreement and incorporated therein shall be amended and restated to read as follows:

(d)

TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE. If Employee’s employment is terminated by the Company for any reason other than Employee’s death or Disability or for Cause, then (i) the Company shall pay Employee the Base Salary through the end of the Term over the course of the then remaining Term; and (ii) the Company shall pay Employee any Accrued Obligations (as defined in paragraph 1(f) below) in accordance with the terms of the plans, programs or arrangements under which such obligations arose. The payment to Employee of the severance benefits described in this Section 1(d) shall be subject to Employee’s execution and nonrevocation of a general release of the Company and its affiliates in a form substantially similar to that used for similarly situated executives of the Company and its affiliates. Such release shall be furnished to Employee as soon as practical following the termination of employment , and shall be executed and promptly returned to the Company (and in no event later than 21 days following Executive’s termination of employment, or such longer period as may be required by applicable law). All amounts of severance that would otherwise have been paid to Employee prior to the date upon which the revocation period provided for in such release shall be paid to Employee in a lump sum, without interest, as soon as practical after such revocation period expires, but not later than March 15 of the year following the year in which employment is terminated.

4. The following subsection (g) shall be added to Section 1. of the Standard Terms and Conditions:

(g)	SECTION 409A. In order to satisfy the requirements of Section 409A, the following provisions shall apply:

(i)	Each payment to Employee of a portion of the Employee’s Base Salary following his or termination of employment (a “Severance Payment”) pursuant to paragraph 1(d) shall be treated as a separate payment for purposes of Section 409A.

(ii)	The Severance Payments that are considered payments of deferred compensation subject to 409A (“Section 409A Payments”) shall consist only of those Severance Payments that are either (A) both (x) paid after March 15 of the year following the year in which Employee’s employment is terminated and (y) exceed, on a cumulative basis and including only amounts paid after such March 15, two times the lesser of the limitation in effect under Section 410(a)(17) of the Code for the year that includes the termination of employment (the “Termination Year”) or the Base Salary in effect at the end of the last year prior to the Termination Year, or, (B) are paid after the end of the second year following the termination year. For purposes of the limitation in subparagraph (A)(y), only Severance Payments paid after the total of all Severance Payments exceed such limitation on a cumulative basis shall be considered Section 409A Payments (including the portion of the Severance Payment that causes the total amount of Severance Payments to exceed such limitation).

(iii)

No Section 409A Payment shall be accelerated, or otherwise paid to Employee at any time other than as provided above, and no amount shall be paid to Employee in lieu of any Section 409A Payment, whether pursuant to an amendment to this Agreement, any separation agreement, or otherwise, except as permitted by Section 409A. No

Section 409A Payment shall be paid until Employee has a separation from service as defined in Section 409A or, if the Employee is a “specified employee” as defined in Section 409A, six (6) months after Employee’s separation from service.

5. The Employment Agreement is reaffirmed and ratified in all respects, except as expressly provided herein. In the event of any conflict between the terms or provisions of this Amendment and the Employment Agreement, then this Amendment shall prevail in all respects. Otherwise, the provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer, and Employee has executed and delivered this Agreement on January             , 2009.

HSN, INC

By:	/s/ Lisa Letizio
Lisa Letizio
EVP Human Resources

/s/ Jim Warner
JIM WARNER